Exhibit 5.1

YIGAL ARNON & CO.
ADVOCATES AND NOTARY

Tel Aviv	June 16, 2005
Ref	Opinion Yigal Arnon

BVR Systems (1998) Ltd.
16 Hamelacha Street
Park Afek, Rosh Ha’ayin
Israel

Re: Registration Statement on Form S-8

Dear Sirs,

        We have acted as counsel for BVR Systems (1998) Ltd., a company organized under the laws of Israel (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”) being filed by the Company under the Securities Act of 1933 for the purpose of registering 5,707,900 of its Ordinary Shares, par value New Israeli Shekel 1.00 per share. These 5,707,900 shares (the “Option Shares”) may be issued pursuant to options that have been, or may hereafter be, granted pursuant to the Company’s Share Option Plan (2001), as amended (the “Plan”) a summary translation of which is attached to the Registration Statement.

        On the basis of such investigation as we have deemed necessary, we are of the opinion that the Option Shares have been duly and validly authorized for issuance and, when issued upon due exercise of options granted or hereafter granted under the Plan in accordance with the provisions of the Plan and the related option agreements (including payment of the option exercise price provided for therein), will be fully paid and nonassessable.

        We are members of the Israeli bar, and the opinions expressed herein are limited to questions arising under the laws of the State of Israel, and we disclaim any opinion whatsoever with respect to matters governed by the laws of any other jurisdiction.

        We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement.

Very truly yours, Yigal Arnon & Co.